Exhibit 99.1
May 17, 2010 09:25 ET
Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the First Quarter of 2010
NARBERTH, PA—(Marketwire — May 17, 2010) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”) today announced its consolidated financial results for the first quarter ended March 31, 2010.
For the quarter ended March 31, 2010, net loss attributable to Royal was $1.1 million, or 12 cents per common share, as compared to a net loss of $6.8 million, or 53 cents per common share for the quarter ended March 31, 2009. Royal’s primary banking subsidiary, Royal Bank America, and its subsidiaries, returned to profitability with a first quarter profit of $195,000.
The notably improved financial results in the first quarter of 2010 were driven by a $1.0 million increase in net interest income; a $4.1 million decrease in investment impairments; a $0.9 million decrease in provision for loan and lease losses; $0.5 million in gains on sale of loans and leases; and $0.3 million of net gains on sales of other real estate owned (OREO) and available-for-sale (AFS) investment securities compared to a $0.3 million loss in the first quarter of 2009. These improvements were partially offset by increases in FDIC assessments, as well as OREO impairment charges and loan collection expenses.
Robert R. Tabas, Chairman and CEO, said “With the return of our core Royal Bank America banking subsidiary to profitability in the first quarter, we believe we are turning the corner. Net interest income and net interest margins are expanding, our regulatory capital ratios are increasing, and our core banking franchise continues to serve our customers and communities. The tone of business in our marketplace is different than it was a year ago, and there is a sense of optimism in both the consumer and small business markets.”
Mr. Tabas continued, “One area of disappointment was an increase in non-accrual and impaired loans during the first quarter. Clearly the economic environment remains uncertain, and this is impacting collateral valuations. We believe we are taking the right actions to mitigate risk in our loan portfolios, and that we continue to make positive progress in this regard.”
The following is an overview of key financial metrics at quarter end:
— Total assets were $1.2 billion at March 31, 2010, compared to $1.3 billion at December 31, 2009.

— Total deposits were $826.2 million at March 31, 2010 compared to $881.8 million at December 31, 2009. The decrease was largely driven by Royal’s ongoing effort to reduce brokered CDs which continued during the first quarter of 2010.
— Total loans decreased to $630.4 million at March 31, 2010 compared to $656.5 million at December 31, 2009 due to pay downs and pay-offs of existing loans and charge-offs.
— At March 31, 2010, Royal Bank America had capital ratios above the level required to meet regulatory standards for a well-capitalized institution. Total capital to risk-weighted assets was 14.74%; Tier I capital to risk-weighted assets was 13.46%: and Tier I capital to average assets was 8.64%. All regulatory capital ratios increased during the first quarter.
— Net interest income was $8.0 million in the first quarter of 2010, compared to $7.1 million in the comparable prior year period. The increase was largely driven by Royal’s ongoing effort to reduce brokered CDs, Federal Home Loan Bank advances and repricing of maturing retail CDs, which resulted in lower interest expense relative to interest income. This effort also drove a 27 basis point improvement in net interest margin, to 2.79% in the first quarter of 2010, compared to 2.52% in the first quarter of 2009, and a 35 basis point improvement from the linked fourth quarter 2009 where net interest margin was 2.44%.
— Non-accrual and impaired loans were $83.7 million at March 31, 2010, compared to $73.7 million at December 31, 2009, an increase of $10.0 million. The $10.0 million increase was primarily the result of $19.8 million in additions partially offset by a $6.1 million reduction in existing non-accrual loan balances through payments or loans becoming current and placed back on accrual and $3.7 million in charge-offs.
— Gains on sales of AFS investment securities were $167,000 for the quarter as compared to a loss on sales of AFS investment securities of $214,000 in the first quarter of 2009.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. For the past 40+ years, Royal has played a lead role in the growth and development of our region, empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on

Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2009.
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended Mar. 31st
	2010	2009
(in thousands, except for earnings per common share)	(Unaudited)	(Unaudited)
Interest Income	$15,623	$16,354
Interest Expense	7,603	9,285

Net Interest Income	8,020	7,069
Provision for Loan Losses	1,903	2,797

Net Interest Income after Provision	6,117	4,272
Non Interest Income/(Loss)	1,305	(3,583)
Non Interest Expense	8,053	7,226

Loss before Taxes	(631)	(6,537)
Income Taxes	0	0

Net Loss	(631)	(6,537)
Less Net Income attributable to noncontrolling interest	442	216
Net Loss attributable to Royal Bancshares	($1,073)	($6,753)

Loss per common share — basic	($0.12)	($0.53)

SELECTED RATIOS:
Return on Average Assets	-0.3%	-2.3%
Return on Average Equity	-4.1%	-28.4%
Average Equity to Assets	8.4%	7.9%
Book Value Per Share	$5.44	$5.56
CONDENSED BALANCE SHEET

	Mar. 31, 2010	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$64,315	$58,298
Investment Securities	418,260	449,671
Loans & Leases (net)	630,401	658,787
Premises and Equipment (net)	18,269	18,798
Accrued Interest receivable	15,532	14,942
Other Assets	75,165	92,230

Total Assets	$1,221,942	$1,292,726

Deposits	826,227	881,755
Borrowings	240,556	257,827
Other Liabilities	23,196	23,056
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	102,589	101,156
Noncontrolling Interest	3,600	3,158

Total Equity	106,189	104,314

Total Liabilities and Equity	$1,221,942	$1,292,726

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”
Media Contact:
Joseph Crivelli
Senior Vice President
Gregory FCA Communications
Office: 610-228-2100
Cell: 610-299-6700
Company Contact:
Marc Sanders
Director of Marketing
Royal Bank America
Office: 610-668-4700
Cell: 484-802-1944